UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment no.   )

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QuinStreet, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 28, 2016

To our stockholders:

We will hold our annual meeting of stockholders at Metro Tower, 950 Tower Lane, Suite 125, Foster City, California 94404 on Friday, October 28, 2016, at 3:00 p.m. local time. We are holding this meeting for the purpose of considering and voting on:

(1)	Election of three Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2019 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017;
(3)	Approval by non-binding advisory vote of the fiscal year 2016 compensation awarded to our Named Executive Officers; and
(4)	The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 6, 2016 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

We have elected to provide access to our proxy materials over the Internet under the SEC’s “Notice and Access” rules, which will reduce the impact of printing and mailing these materials on the environment. Stockholders will not receive printed proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 12, 2016 to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report on the Internet. Whether or not you expect to attend, we urge you to vote via the Internet in accordance with the instructions in the Notice you received in the mail and in this proxy statement. The Notice will contain instructions on how you may request printed proxy materials, including a proxy card (or voting instruction form, as applicable).

If you have received printed proxy materials, we urge you to sign, date, and promptly return the accompanying proxy card (or voting instruction form, as applicable) in the prepaid postage, pre-addressed envelope or vote via telephone or the Internet in accordance with the instructions on the proxy card (or voting instruction form, as applicable). If you attend the meeting, you may vote your shares in person as described in the proxy statement, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 28, 2016: This Proxy Statement and the 2016 Annual Report to Stockholders are available on the following website: http://investor.quinstreet.com/annual-proxy.cfm.

By order of the Board of Directors, /s/ Douglas Valenti Douglas Valenti Chief Executive Officer

September 12, 2016
Foster City, California

i

ii

950 Tower Lane, Suite 600, Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2016 annual meeting of our stockholders to be held on Friday, October 28, 2016, beginning at 3:00 p.m., local time, at Metro Tower, 950 Tower Lane, Suite 125, Foster City, California 94404, and at any postponements or adjournments thereof. This proxy is solicited by our Board.

In accordance with the SEC’s “Notice and Access” rules, we may provide proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them or have previously elected to receive printed copies of all future proxy materials. Instead, we will mail on or about September 12, 2016 to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report, and vote electronically via the Internet. The Notice will also contain instructions on how to receive a printed copy of your proxy materials, including a proxy card (or voting instruction form, as applicable). Stockholders who do not receive the Notice will receive a copy of the proxy materials by mail or electronic mail.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2016 Annual Meeting of Stockholders

The purpose of the 2016 annual meeting of stockholders is:

(1)	To elect three Board nominees to serve as Class I directors for a three-year term expiring on the date of the 2019 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017;
(3)	To approve by non-binding advisory vote the fiscal year 2016 compensation awarded to our Named Executive Officers; and
(4)	To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as the inspector of elections for the meeting.

The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The inspector of elections will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 6, 2016 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 45,750,979 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy”.

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

By Internet.  You may submit your proxy by following the “Internet” instructions on the Notice. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on October 27, 2016.

In Writing.  If you have requested printed proxy materials, you may complete and sign the proxy card contained in your proxy materials and mail it in the accompanying prepaid postage, pre-addressed envelope. If we receive your proxy card prior to the annual meeting of stockholders, we will vote your shares according to your instructions. If you sign but do not provide instructions in your proxy card, we will vote your shares as recommended by the Board of Directors. Your proxy card will also contain instructions on how to vote by telephone or Internet and the applicable deadlines.

If your shares are held in the name of a broker, bank, trustee or other nominee, you will receive instructions from such broker, bank, trustee or nominee that you must follow in order for your shares to be voted by proxy. You may also vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving the right to vote your shares.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting on any of the proposals. With respect to the nominees proposed to be elected to the Board at the meeting, you may vote for all, some, or none of them. However, if you submit your proxy but do not provide instructions, we will vote your shares as recommended by the Board of Directors.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and we will vote your shares:

•	“FOR” the election of Stuart M. Huizinga, David Pauldine, and James Simons to serve as Class I directors for a three-year term expiring on the date of the 2019 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “Proposal 1 — Election of Class I Directors”);
•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 (see “Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and

•	“FOR” the approval of fiscal year 2016 compensation awarded to our Named Executive Officers (see “Proposal 3 — Approval of Fiscal Year 2016 Compensation Awarded to Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement was made available to stockholders, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. The three Class I director nominees with the most votes will be elected as Class I directors to serve terms ending at our 2019 annual meeting of stockholders. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders for the 2016 annual meeting of stockholders.

Approval of the ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2016 compensation of our Named Executive Officers each require the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your shares may constitute broker non-votes. Under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote on executive compensation because those matters are treated as non-routine under NYSE rules.
•	Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, bank, trustee or other nominee, your broker, bank, trustee or other nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted. “Broker non-votes” occur on a matter when a broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above under “— How to Vote”; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing at the address set forth below under “Board of Directors — Contacting the Board and Further Information on Corporate Governance” prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as Class I directors described below, which proposal is designated as Proposal 1.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Our Board has nominated Stuart M. Huizinga, David Pauldine, and James Simons for election as Class I directors at the 2016 annual meeting of stockholders. We did not receive any nominations from stockholders. Each person elected as a Class I director at the 2016 annual meeting of stockholders will serve a three-year term expiring on the date of the 2019 annual meeting of stockholders or until his respective successor has been duly elected and qualified.

Unless authority to vote for any of these three nominees is withheld, the shares represented by your properly completed proxy will be voted FOR the election of Stuart M. Huizinga, David Pauldine, and James Simons as Class I directors. In the event that any of Stuart M. Huizinga, David Pauldine, and James Simons becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any of our nominees will be unable or unwilling to serve as a director.

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Each of our nominees has been chosen to stand for election in part because of his ability and willingness to ask relevant questions, understand QuinStreet’s challenges, and evaluate the strategies proposed by management, as well as the implementation of such strategies. Each of the nominees has a long record of professional integrity, a dedication to his profession, a strong work ethic that includes coming fully prepared to meetings and a willingness to spend the time and effort needed to fulfill his professional obligations, the ability to maintain a collegial environment, and in some cases, the experience of having served as a board member of several other companies. Specific experience, qualifications, attributes, and skills of each nominee are described in each nominee’s biography below.

Nominees for Election as Class I Directors (Terms Expiring on the Date of the 2019 Annual Meeting of Stockholders, if Elected)

Stuart M. Huizinga	Director since April 2015
David Pauldine	Director since October 2014
James Simons	Director since July 1999

Continuing Class II Directors (Terms Expiring on the Date of the 2017 Annual Meeting of Stockholders)

Robin Josephs	Director since May 2013
John G. McDonald	Director since September 2004
Gregory Sands	Director since July 1999

Continuing Class III Directors (Terms Expiring on the Date of the 2018 Annual Meeting of Stockholders)

Marjorie T. Sennett	Director since August 2014
Douglas Valenti	Director since July 1999

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions, and biographies as of the date of this proxy statement are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with QuinStreet
Douglas Valenti	56	Chief Executive Officer and Chairman
Stuart M. Huizinga	54	Director and Nominee for Director
Robin Josephs	56	Director
John G. McDonald	79	Director
David Pauldine	59	Director and Nominee for Director
Gregory Sands	50	Director
Marjorie T. Sennett	56	Director
James Simons	53	Director and Nominee for Director
Nina Bhanap	43	Chief Technology Officer and President, Product and Technology
Peter Brooks	43	Senior Vice President
Martin J. Collins	52	General Counsel, Chief Compliance Officer, and Senior Vice President
Gregory Wong	43	Chief Financial Officer and Senior Vice President

Directors

Douglas Valenti

Mr. Valenti has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; at McKinsey & Company as a strategy consultant and engagement manager for three years; at Procter & Gamble in various management roles for three years; and for the U.S. Navy as a nuclear submarine officer for five years. He holds a Bachelor’s degree in Industrial Engineering from the Georgia Institute of Technology, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior in 1982, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s industry, competition, operations, and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

Stuart M. Huizinga

Mr. Huizinga has served as a member of our Board of Directors since April 2015. Mr. Huizinga is a consultant to eHealth, Inc. (NASDAQ: EHTH), where he served as senior vice president and chief financial officer from May 2000 until July 2016. Prior to that from 1984 to 2000, Mr. Huizinga was a partner at Arthur Andersen LLP in the firm’s audit business unit, where he also served as a worldwide expert within the firm’s technology practice, primarily in the software and Internet sectors. He is a Certified Public Accountant (inactive) in the State of California. Mr. Huizinga holds a B.S. in Business Administration from San Jose State University. Mr. Huizinga possesses substantial expertise in public company reporting, auditing, and financial accounting. With over fifteen years of executive leadership experience at another publicly-held Internet company, Mr. Huizinga brings deep knowledge of the online marketing and e-commerce industry which is valuable to the Board’s oversight of our business, strategy, and operations.

Robin Josephs

Ms. Josephs has served as a member of our Board of Directors since May 2013. Ms. Josephs was a managing director of Starwood Capital Group, L.P., a private equity firm specializing in real estate investments from 2005 to 2007. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co., serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Financial (NYSE: STAR), where she is the lead director and serves as a member of the compensation committee and chair of the nominating and governance committee. She also serves on the board of directors, as well as the audit and compensation committees, of MFA Financial (NYSE: MFA). She previously served on the board of directors of Plum Creek Timber Company (NYSE: PCL) until February 2016. Ms. Josephs is the chair of MFA Financial’s compensation committee. She is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University. Ms. Josephs has significant experience in finance and investing and experience as a director, each of which bring valuable insight to the Board regarding the Board’s oversight of our business and operations, financial reporting, risk management and corporate finance matters.

John G. McDonald

Professor McDonald has served as a member of our Board of Directors since September 2004. Professor McDonald is the Stanford Investors Professor in the Stanford Graduate School of Business, where he has been a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald also serves on the board of directors of iStar Financial, Inc. (NYSE: STAR). Professor McDonald previously served on the boards of directors of Plum Creek Timber Company (NYSE: PCL) until February 2016, Scholastic Corporation (NASDAQ: SCHL) until December 2014, and 13 mutual funds managed by Capital Research and Management Company until December 2012. He also served on the board of directors of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He holds a B.A. in Engineering and an M.B.A. and a Ph.D. from Stanford University. He is a retired officer in the U.S. Army and was a Fulbright Scholar. Professor McDonald’s deep knowledge of finance and investing and his experience as a director bring valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

David Pauldine

Mr. Pauldine has served as a member of our Board of Directors since October 2014. Mr. Pauldine spent 35 years in private-sector higher education. Mr. Pauldine was the president of DeVry University from July 2006 to June 2014 and executive vice president of DeVry Education Group Inc. (NYSE: DV) from October 2005 to June 2014. Prior to that, from 1989 to 2005, Mr. Pauldine served at Education Management Corporation, where his last position was executive vice president and president of The Art Institutes system of schools. From 1979 to 1989, Mr. Pauldine held various operational and management positions at DeVry. Mr. Pauldine serves on the board of Education Partners, a Willis Stein company. Mr. Pauldine also provides services for Pauldine Enterprises, LLC as a professional speaker and consultant. He previously served as a member of the board of The Association of Private Sector Colleges and Universities from 2007 to 2013, including as vice chair from 2011 to 2012 and as board chair from June 2012 to June 2013. He also served as a board member for the American Red Cross, the Greater Fort Lauderdale Chamber of Commerce, Communities in Schools, and ASPIRA. He holds a B.A. in Communication Arts from The University of Dayton and an M.A. in Leadership from McGregor School, Antioch University. Mr. Pauldine’s many years as a chief executive in the for-profit education industry bring a deep understanding of the needs and challenges of the Company’s education clients.

Gregory Sands

Mr. Sands has served as a member of our Board of Directors since July 1999. Mr. Sands is the founder and, since January 2012, has served as a managing partner of Costanoa Venture Capital, an early-stage venture capital firm. From September 1998 through December 2011, Mr. Sands served as a managing director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of directors of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy, and risk management.

Marjorie T. Sennett

Ms. Sennett has served as a member of our Board of Directors since August 2014. Previously, she was a managing director from 2004 to 2009, senior research analyst from 2002 to 2003, and consultant in 2001 at Farallon Capital Management, LLC. Prior to that, from 1999 to 2000, Ms. Sennett served as senior vice president and chief financial officer of eGROUPS, Inc., where she co-led the sale of the company to Yahoo! Inc. (NASDAQ: YHOO). From 1989 to 1998, she served as senior vice president and chief financial officer of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), where she led the company’s initial public offering in 1992, as well as multiple follow-on public offerings. From 1982 to 1986, Ms. Sennett was an associate and assistant treasurer at Bankers Trust Company in the corporate finance and commercial lending departments. She holds a B.A. in Biology and English from Vanderbilt University and an M.B.A. from the Stanford Graduate School of Business. Ms. Sennett has broad general management, finance and investment experience in entrepreneurial and Internet companies, including in regulated industries. She also possesses extensive knowledge of corporate finance and financial reporting. Her experience is important to the Board’s oversight of new initiatives, corporate finance, risk management, and financial reporting.

James Simons

Mr. Simons has served as a member of our Board of Directors since July 1999. Mr. Simons is a managing director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as general partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of directors of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience, and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Executive Officers

Nina Bhanap

Ms. Bhanap has served as our Chief Technology Officer since July 2009 and our President, Product and Technology, since July 2015. She previously served as our Senior Vice President of Engineering from November 2006 to July 2009, as our Vice President of Product Development from January 2004 to November 2006, as our Senior Director from January 2003 to January 2004 and as our Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as head of fixed income sales technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. She holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.

Peter Brooks

Mr. Brooks has served as our Senior Vice President in charge of the education client vertical since July 2012. Mr. Brooks previously served as our Vice President from July 2010 to July 2012, as our Senior Director from November 2006 to July 2010, as our Director from January 2005 to November 2006, as our Senior Manager from July 2004 to January 2005, as our Manager from April 2003 to July 2004, and as a Business Development Representative from August 2002 to April 2003. Prior to joining us, Mr. Brooks served in various roles managing affiliate relationships and distribution networks at Radio Central, Liquid Audio, Broadcast Music Incorporated (BMI), Universal and Atlantic Records, focused on the music industry. He holds a dual B.A in Literature and History from Claremont McKenna College.

Martin J. Collins

Mr. Collins has served as our General Counsel, Senior Vice President, and Chief Compliance Officer since April 2014 and head of Corporate Development since October 2014. Prior to joining us, Mr. Collins served as vice president of corporate development at Bloom Energy from March 2010 to March 2014. From

November 2006 to March 2010, Mr. Collins served as general counsel, senior vice president, chief compliance officer, and head of internal audit at Novellus Systems, Inc. (NASDAQ: NVLS), which was acquired in 2011 by Lam Research Corporation (NASDAQ: LRCX). Before Novellus, Mr. Collins served as associate general counsel and vice president at Oracle Corporation (NYSE: ORCL) from August 2005 to September 2006. At Oracle, Mr. Collins was head of the corporate and securities group. Prior to joining Oracle, Mr. Collins was a corporate partner at Mayer Brown LLP, a global law firm, where he worked from 1991 until 2005. He holds a B.A. in Political Economy from Williams College and a J.D. from the Georgetown University Law Center.

Gregory Wong

Mr. Wong has served as our Chief Financial Officer and Senior Vice President since September 2013, and as Vice President of Finance from June 2012 to September 2013. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as director of finance at Lexar Media, a flash memory manufacturer and subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and privately-held technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

BOARD OF DIRECTORS

The Board of Directors held four meetings during fiscal year 2016. All directors attended 75% or more of the total number of meetings of the Board and the committees on which they served in fiscal year 2016. The Board and its Committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged, but not required, to attend our annual meeting of stockholders. No directors attended our 2015 annual meeting of stockholders.

Compensation of Board of Directors

Our non-employee director compensation policy, as most recently amended by our Compensation Committee in April 2016, provides that each non-employee director will receive the following compensation for Board services:

•	$40,000 per year for service as a Board member;
•	$15,000 per year for service as a chairperson of the Audit Committee or Compensation Committee, and $8,000 per year for service as a chairperson of the Nominating and Corporate Governance Committee;
•	$2,000 for each in-person Board meeting and $1,000 for each telephonic Board meeting;
•	$2,000 for each in-person, and $1,500 for each telephonic, Audit Committee and Compensation Committee meeting; and
•	$1,500 for each in-person, and $1,000 for each telephonic, Nominating and Corporate Governance Committee meeting.

In addition, our non-employee director compensation policy provides that non-employee directors will be granted an option to purchase 50,000 shares of our common stock and 15,000 restricted stock units (“RSUs”) under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our Board of Directors. The initial option grants vest monthly over a period of four years and the initial RSU grants vest daily over a period of four years.

Our non-employee director compensation policy also provides that on the date of each annual meeting of stockholders, each non-employee director will receive a grant of an option to purchase 25,000 shares of our common stock and a grant of 10,000 RSUs under the Non-Employee Directors’ Stock Award Plan. The annual option grants vest monthly over a period of one year and the annual RSU grants vest daily over a period of one year. In April 2016, our non-employee director compensation policy was amended such that on the date of each annual meeting of stockholders, each non-employee director will receive a grant of RSUs equal to a grant date cash value of $100,000 under the Non-Employee Directors’ Stock Award Plan. The annual RSU grants vest daily over a period of one year.

We reimburse our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending our Board and Committee meetings.

Our non-employee directors may elect to receive stock options in lieu of the cash compensation that would otherwise be payable to them for their service on our Board of Directors and its Committees. Under this policy, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash compensation they would otherwise earn during such fiscal year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the quarter. The number of shares subject to each option is determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share).

Fiscal Year 2016 Compensation of Non-Employee Directors.  The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2016.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Stuart M. Huizinga	75,625	58,000	47,638	181,263
Robin Josephs	71,000	58,000	47,638	176,638
John G. McDonald	88,500	58,000	47,638	194,138
David Pauldine	48,000	58,000	47,638	153,638
Gregory Sands(5)	69,250	58,000	47,638	174,888
Marjorie T. Sennett	62,500	58,000	47,638	168,138
James Simons	57,750	58,000	47,638	163,388

(1)	We pay our non-employee directors their cash compensation quarterly in arrears, and, accordingly, the amounts in this column reflect fees earned in cash for fiscal year 2016. See also footnote 5 to this table below.
(2)	The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2016, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2016, filed with the SEC on August 19, 2016.
(3)	As of the end of fiscal year 2016, Mr. Huizinga held an aggregate of 14,259 unvested RSUs; Ms. Josephs held an aggregate of 7,384 unvested RSUs; Professor McDonald held an aggregate of 3,634 unvested RSUs; Mr. Pauldine held an aggregate of 12,697 unvested RSUs; Mr. Sands held an aggregate of 3,634 unvested RSUs; Ms. Sennett held an aggregate of 11,759 unvested RSUs; and Mr. Simons held an aggregate of 3,634 unvested RSUs.
(4)	As of the end of fiscal year 2016, Mr. Huizinga held an aggregate of 75,000 options; Ms. Josephs held an aggregate of 125,000 options; Professor McDonald held an aggregate of 220,000 options; Mr. Pauldine held an aggregate of 100,000 options; Mr. Sands held an aggregate of 291,097 options; Ms. Sennett held an aggregate of 100,000 options; and Mr. Simons held an aggregate of 170,000 options, in each case including both vested and unvested options and the options granted during fiscal year 2016.
(5)	Mr. Sands elected to receive options in lieu of fees earned in cash for fiscal year 2016. The cash value of these options is included in the column entitled “Fees Earned or Paid in Cash.”

The following table sets forth information regarding the individual options and stock awards granted during fiscal year 2016 to our non-employee directors, including the exercise price of the options (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts in the “Director Compensation” table above:

Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underlying Options Awards (#)(1)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(2)	Grant Date Fair Value of Equity Award ($)(2)
Stuart M. Huizinga	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
Robin Josephs	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
John G. McDonald	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
David Pauldine	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
Gregory Sands	August 24, 2015	—	8,477	5.06	2.06	17,495
	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
	November 12, 2015	—	8,271	5.08	2.05	16,996
	February 12, 2016	—	15,889	2.99	0.98	15,498
	May 13, 2016	—	14,552	3.16	1.07	15,499
	June 2, 2016	—	1,486	3.67	1.26	1,875
Marjorie T. Sennett	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000
James Simons	October 26, 2015	—	25,000	5.80	1.91	47,638
	October 26, 2015	10,000	—	—	5.80	58,000

(1)	Mr. Sands elected to receive options in lieu of cash for fiscal year 2016. The grants to Mr. Sands made on August 24, 2015, November 12, 2015, February 12, 2016, May 13, 2016 and June 2, 2016 represent grants of options in lieu of cash.
(2)	See note (2) in the “Director Compensation” table above.

Committees of the Board of Directors

Our Board of Directors has standing, independent Audit, Compensation, and Nominating and Corporate Governance Committees. The Committees regularly meet in executive sessions with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of September 6, 2016.

Name	Audit Committee	Compensation Committee	Governance Committee
Stuart M. Huizinga	Chair(1)	—	—
Robin Josephs	Member	Member	—
John G. McDonald	Member	Chair	—
David Pauldine	—	—	—
Gregory Sands	—	Member	Member
Marjorie T. Sennett	Member	—	—
James Simons	—	—	Member

(1)	Effective December 17, 2015, the Board appointed Mr. Huizinga Chairperson of the Audit Committee.

Audit Committee.  Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (“Exchange Act”), met eight times during fiscal year 2016. The Chair of our Audit Committee is Mr. Huizinga. The functions of this Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;
•	providing oversight with respect to related person transactions;
•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;
•	reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of conduct and ethics and our compliance with legal and regulatory requirements; and
•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Nominating and Corporate Governance Committee (“Governance Committee”).  Our Governance Committee met four times during fiscal year 2016. Our Governance Committee does not currently have a Chair. The functions of this Committee include, among other things:

•	reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas for improvement;
•	interviewing, evaluating, nominating, and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;
•	reviewing with our Chief Executive Officer plans for succession to the offices of Chief Executive Officer or any other executive officer, as it sees fit; and
•	reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in July 2016 to, among other things, recommend the director nominees for nomination to our Board at our 2016 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee.  Our Compensation Committee met six times during fiscal year 2016. The Chair of our Compensation Committee is Professor McDonald. The functions of this Committee include, among other things:

•	determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•	reviewing and approving the compensation of our directors;
•	evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;
•	assessing risks arising from our compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect; and
•	selecting, retaining, overseeing, and terminating any compensation consultant or other compensation advisor.

The Compensation Committee may form, and delegate authority to, subcommittees as appropriate. A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Advisors.  Compensia, Inc. (“Compensia”), an executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company. No member of the Compensation Committee or of management has any affiliation with Compensia, and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the NASDAQ Stock Market. The Compensation Committee has engaged Compensia and has access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.

Management Input to the Compensation Committee.  The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. Our Chief Executive Officer works with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Compensation

Committee in advance of its meetings. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments assist in completing these projects. Generally, our Chief Executive Officer and General Counsel attend Compensation Committee meetings. In addition, the Compensation Committee meets in executive session with no members of management present, but with Compensia or others present at the Compensation Committee’s discretion.

Compensation Committee Meetings.  For more information on the process for determining executive compensation, see the section titled “Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation.  Professor McDonald, Ms. Josephs, and Mr. Sands served on the Compensation Committee during fiscal year 2016. None of them has been an officer or employee of QuinStreet. Moreover, none of our executive officers has served on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or Compensation Committee.

Corporate Governance

Code of Conduct and Ethics.  Our Code of Conduct and Ethics applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), employees, contractors, consultants, and others who may be temporarily assigned to work for the Company. We will post future amendments to our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on the Company’s website at www.quinstreet.com.

Board Leadership Structure.  The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chair (or acting Chair) leading each Board Committee. Currently, the Chairman of the Board, Mr. Valenti, also serves as our Chief Executive Officer. The Board believes in retaining the flexibility to allocate the responsibilities of the offices of Chairman and Chief Executive Officer in accordance with the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not place restrictions on who may serve as Chairman. The Board does not have a lead independent director. The Board believes that its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that all of the Board Committees are comprised solely of, and chaired by, independent directors. The Chair of each Committee works with our Chief Executive Officer to determine Board and Committee agenda topics. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because Mr. Valenti is an effective Chairman and is able to provide the best link between the Board and management.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti are independent, as determined in accordance with NASDAQ listing standards.

Board’s Role in Risk Oversight.  Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee, and Governance Committee’s areas of responsibilities discussed under “— Audit Committee”, “— Compensation Committee” and “— Nominating and Corporate Governance Committee (“Governance Committee”)” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive sessions with these outside auditors and consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting.

Information on Compensation Risk Assessment.  Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) determines bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent. Any subsequent awards are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to preclude undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2016 by Compensia. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the NASDAQ Stock Market. The Board of Directors has determined that all of our director nominees are independent within the meaning of the applicable NASDAQ listing standards. The Audit, Compensation, and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements of the SEC and NASDAQ listing standards. In addition, the Board of Directors has designated Mr. Huizinga as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process.  Our Governance Committee has the responsibility of identifying, reviewing, and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The minimum qualifications a candidate should possess include being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board, the ability of the candidate to devote sufficient time to the affairs of the Company, the candidate’s demonstrated excellence in his or her field, the candidate’s ability to exercise sound business judgment, and the candidate’s commitment to rigorously represent the long-term interests of the Company’s stockholders. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation of candidates.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members, although the Company does not have a policy prescribing specific standards for diversity.

Stockholder Nominations and Bylaw Procedures.  The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with the Company’s policy on stockholder recommendations of director nominees. The Governance Committee does not alter the manner in which it evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.

Our Bylaws and our policy on stockholder recommendations of director nominees establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. Any stockholder recommendations for consideration by the Governance Committee should set forth all information that is required to be disclosed by Section 5(b)(i) of our Bylaws and all information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a beneficial or record owner of our stock, and a written consent of the candidate to serve on the Board of Directors if elected. In addition, such stockholder recommendations should set forth any other information required to be provided by our policy on stockholder recommendations of director nominees and applicable securities laws and regulations. We may require any such proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. A copy of the policy on stockholder recommendations of director nominees can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

To nominate a person for election to the Board of Directors at our 2017 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between June 30, 2017 and July 30, 2017. However, if our 2016 annual meeting is advanced or delayed by more than 30 days from October 28, 2017 (the anniversary of the prior year’s annual meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to our 2017 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

Contacting the Board and Further Information on Corporate Governance

Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

Our Code of Conduct and Ethics, stockholder nominations policy, and committee charters are accessible by following the links to “Investor Relations” and then “Corporate Governance” on our website at www.quinstreet.com. Stockholders may also request printed copies of such documents without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominees, our Named Executive Officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2016. As of August 31, 2016, there were 45,750,979 shares of common stock outstanding. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.

Name	Common Stock
	Shares Beneficially Owned	% of Class
Directors:
Stuart M. Huizinga(1)	47,500	*
Robin Josephs(2)	147,083	*
John G. McDonald(3)	205,000	*
David Pauldine(4)	87,708	*
Gregory Sands(5)	565,583	1.2%
Marjorie T. Sennett(6)	94,583	*
James Simons(7)	3,543,263	7.7%
Named Executive Officers:
Douglas Valenti(8)	5,651,872	12.3%
Gregory Wong(9)	165,731	*
Nina Bhanap(10)	342,653	*
Peter Brooks(11)	235,213	*
Martin J. Collins(12)	104,126	*
Executive Officers and Directors, as a group (12 persons)(13)	11,190,315	23.5%
Other 5% Stockholders:
BlackRock, Inc.(14), 55 East 52nd Street, New York, NY 10055	6,344,616	13.9%
Private Capital Management, LLC(15), 8889 Pelican Bay Boulevard, Suite 500, Naples, FL 34108	5,313,013	11.6%
Royce & Associates, LLC(16), 745 Fifth Avenue, New York, NY 10151	4,664,185	10.2%
Entities affiliated with Split Rock Partners, LLC(17), 10400 Viking Drive, Suite 250, Eden Prairie, MN 55344	3,508,422	7.7%

*	Represents 1% or less of our outstanding common stock.
(1)	Includes stock options exercisable for 43,750 shares of our common stock within 60 days of August 31, 2016.
(2)	Includes stock options exercisable for 117,708 shares of our common stock within 60 days of August 31, 2016.
(3)	Includes 35,000 shares held in a family trust of which Professor McDonald is a trustee. Also includes stock options exercisable for 170,000 shares of our common stock within 60 days of August 31, 2016.
(4)	Includes stock options exercisable for 73,958 shares of our common stock within 60 days of August 31, 2016.
(5)	Includes 214,761 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes stock options exercisable for 309,125 shares of our common stock within 60 days of August 31, 2016.

(6)	Includes stock options exercisable for 77,083 shares of our common stock within 60 days of August 31, 2016.
(7)	Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James Simons) who require a two-thirds vote to act. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 170,000 shares of our common stock within 60 days of August 31, 2016 and 20,000 shares of common stock, which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these securities for the sole benefit of SPVC V, LLC.
(8)	Includes 3,234,698 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees, 2,046,034 shares held by DJ & TL Valenti Investments, LP, of which The Valenti Living Trust is the general partner, and 6,903 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Each of Mr. Valenti and his spouse also have voting and investment power with respect to the shares held by DJ and TL Valenti Investments, LP, through their control as co-trustees of the general partner, The Valenti Living Trust. Also includes stock options exercisable for 339,470 shares of our common stock within 60 days of August 31, 2016.
(9)	Includes stock options exercisable for 105,207 shares of our common stock within 60 days of August 31, 2016.
(10)	Includes stock options exercisable for 200,937 shares of our common stock within 60 days of August 31, 2016.
(11)	Includes stock options exercisable for 185,937 shares of our common stock within 60 days of August 31, 2016.
(12)	Includes stock options exercisable for 93,750 shares of our common stock within 60 days of August 31, 2016.
(13)	Includes stock options exercisable for 1,886,925 shares of our common stock within 60 days of August 31, 2016.
(14)	Based on the Schedule 13G/A filed with the SEC on January 8, 2016 by BlackRock, Inc.
(15)	Based on the Schedule 13G/A filed with the SEC on February 11, 2016 by Private Capital Management, LLC.
(16)	Based on the Schedule 13G/A filed with the SEC on January 27, 2016 by Royce & Associates, LLC.
(17)	Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James R. Simons) who require a two-thirds vote to act. Split Rock Partners, LLC and Mr. Simons disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 170,000 shares of our common stock within 60 days of August 31, 2016 and 20,000 shares of common stock, which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these securities for the sole benefit of SPVC V, LLC. Split Rock Partners, LLC disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Based in part on the Schedule 13G/A filed with the SEC on January 15, 2016 by Split Rock Partners, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act, as amended, were timely filed for fiscal year 2016.

Certain Relationships and Related Person Transactions

Stuart M. Huizinga is a member of the Board of Directors and Chair of the Audit Committee. He also serves as a consultant to eHealth, Inc. (NASDAQ: EHTH, “eHealth”), where he served as senior vice president and chief financial officer from May 2000 until July 2016. The Company and eHealth conduct business pursuant to standard commercial agreements and have done so since 2006. Since the beginning of the Company’s last fiscal year, the Company has received approximately $142,000 in payments from eHealth under those agreements. Although Mr. Huizinga does not have a material interest in these transactions, the Company’s Audit Committee approved the existing eHealth transaction in accordance with the Company’s related person transactions policy, and Mr. Huizinga did not participate in such approval process.

Anna Valenti (formerly Anna Lu-Steffes) serves as Senior Director of Paid Search and Social Media at QuinStreet, and on June 25, 2016, she wed Rian Valenti, son of Chief Executive Officer Douglas Valenti. For fiscal year 2016, Ms. Valenti received a base salary of $122,000, an aggregate $15,000 in commissions, a bonus of $3,750, and an award of 2,000 performance-vesting RSUs. For fiscal year 2017, Ms. Valenti’s base salary is $140,000, with a commission opportunity of $30,000 and a bonus opportunity of $15,000, and she received an award of 10,000 non-statutory stock options and 10,000 RSUs. The Company’s Audit Committee approved the terms of Ms. Valenti’s employment, including compensation in accordance with the Company’s related person transactions policy.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and a related person were, are, or will be participants and in which the amount involved exceeds $120,000. Only related person transactions in which the amount involved exceeds $120,000 and in which the related person had or will have a direct or indirect material interest will be required to be disclosed in applicable SEC filings as required by the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, and related rules. Pursuant to the Company’s related person transactions policy, our Audit Committee, among other things, (i) reviews the relevant facts and circumstances of each proposed related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related person’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct and Ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction.

Any related person transaction may only be consummated or continued if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related person transactions policy. Certain types of transactions are not subject to the policy, including: (i) transactions involving compensation for services provided by an employee, consultant, or director that are approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, the related person transaction is reviewed by another independent body comprised of members of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our “Named Executive Officers”:

•	Douglas Valenti, Chairman of our Board of Directors and our Chief Executive Officer;
•	Gregory Wong, our Chief Financial Officer and Senior Vice President;
•	Nina Bhanap, our Chief Technology Officer and President, Product and Technology;
•	Peter Brooks, our Senior Vice President; and
•	Martin J. Collins, our General Counsel, Chief Compliance Officer, and Senior Vice President.

This Compensation Discussion and Analysis is organized into five sections:

Section 1 — Executive Summary

Section 2 — Compensation Philosophy, Objectives, and Design

Section 3 — Compensation-Setting Process

Section 4 — Compensation Components

Section 5 — Other Compensation Information and Policies

Section 1 — Executive Summary

Financial Highlights

We continued to manage through challenges and uncertainties in fiscal year 2016 and invest in new products and markets as part of our strategy to return the Company to growth. Our revenue grew 6% year-over-year in fiscal year 2016, and, through continued discipline in controlling operating costs, we were able to achieve a positive adjusted EBITDA margin of 3%, representing adjusted EBITDA of $7.9 million and positive free cash flow, while also making progress on a broad range of initiatives to address challenges and establish new avenues for revenue growth.

We recorded the following financial results for fiscal year 2016:

•	For the year, we generated net revenue of $297.7 million, compared to $282.1 million for fiscal year 2015. GAAP net loss for the year was $19.4 million, or $(0.43) per diluted share, compared to GAAP net loss of $20.0 million, or $(0.45) per diluted share, for fiscal year 2015.
•	Adjusted EBITDA (as defined below) for the year was $7.9 million, or 3% of net revenue, compared to $10.0 million, or 4% of net revenue for fiscal year 2015.

For purposes of the 2016 Annual Incentive Plan, “Adjusted EBITDA” was defined as net (loss) income less (provision for) benefit from taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other expense, net, restructuring expense and legal settlement expense.

Executive Compensation Actions

As reflected in our compensation philosophy below, the Compensation Committee sets the compensation of our executive officers, including the Named Executive Officers, based on their ability to successfully execute our annual operating plan, which is intended to further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our fiscal year 2016 compensation actions and decisions were based on each executive officer’s contribution to both individual and Company-wide performance goals, consistent with our pay-for-performance philosophy. As described below, actual total cash compensation for our executive officers in fiscal year 2016 was below the target total cash compensation for the year due to financial results that fell short of those established in our annual operating plan.

For fiscal year 2016, the Compensation Committee took the following actions with respect to the compensation of the Named Executive Officers:

•	increased the base salaries of each of the Named Executive Officers by 3.0 to 7.0% to recognize progress in each of their respective roles;
•	made annual bonus payments of 20% of the target bonus opportunity for each of the Named Executive Officers, according to achievement of their respective performance goals under the 2016 Annual Incentive Plan; and
•	approved equity awards in the form of performance-vesting and service-vesting RSUs to the Named Executive Officers.

In deciding to make new equity awards to our Named Executive Officers, the Compensation Committee took into consideration the desire to maintain market-competitive total compensation, the need to retain key executive officers, the desire to reward individual performance in the preceding fiscal year (especially for significant contributions to initiatives aimed at developing new avenues for revenue growth), and the desire to provide our Named Executive Officers with an incentive to manage our business as owners. In addition, commencing in fiscal year 2016, the Company expanded its practice of making a portion of equity awards performance-based and extended the program from the Chief Executive Officer to employees more broadly. In July 2015, the Company issued performance-vesting RSUs to employees which are earned only if the Company’s stock price increases by 25% from the price on the grant date. The equity awards have the effect of subjecting a significant portion of our Named Executive Officers’ total compensation to fluctuations in the market price of our common stock, thus helping to align the interests of our Named Executive Officers with stockholder interests. In making the bonus payments and equity awards, the Compensation Committee took into account the advice of Compensia, Inc. (“Compensia”), an independent national consulting firm providing executive compensation advisory services, which was engaged by the Compensation Committee to assist in executive compensation matters for fiscal year 2016.

Pay for Performance

In accordance with our Annual Incentive Plan, target bonus payouts for executive officers in fiscal year 2016 were tied to achievement of a revenue target (“Plan Revenue”) and an adjusted EBITDA target (“Plan Adjusted EBITDA”), both of which were tied to our annual operating plan. While our results improved in fiscal year 2016 as compared to fiscal year 2015 and we made progress towards our objectives, due to continuing challenges and uncertainties in fiscal year 2016 particularly in our core financial services and education client verticals, the Company did not achieve the target levels of Plan Revenue and Plan Adjusted EBITDA. As a result, pursuant to our Annual Incentive Plan for fiscal year 2016, our Named Executive Officers were eligible to receive a bonus payout of only 20% of target levels, as further explained in “Compensation Discussion and Analysis — Section 4 — Compensation Components — Performance-Based Cash Bonuses” below. The Compensation Committee determined that payouts at these levels were appropriate due to management’s performance in the face of the year’s challenges and uncertainties, and progress made on initiatives to address the challenges and to establish new avenues for revenue growth, as further discussed below under “Compensation Discussion and Analysis — Section 4 — Compensation Components —  Performance-Based Cash Bonuses”.

Moreover, in accordance with our Annual Incentive Plan, the target number of performance-vesting RSUs that each of our executive officers could earn in fiscal year 2016 was tied to an increase in the Company’s stock price. As of the first anniversary of the fiscal year 2016 performance-vesting RSU grants, the Company’s stock price had not yet reached $8.25 (on a 30-trading day moving average basis), the condition required to earn the performance-vesting RSU awards (the “market condition”). The performance-vesting RSUs may still be earned if the market condition is achieved by August 10, 2019.

The table below shows, for each of our Named Executive Officers for fiscal year 2016, their target bonus, their actual bonus payout, and their actual bonus payout as a percent of the targets pursuant to their respective incentive plans:

Named Executive Officer	Fiscal Year 2016 Target Bonus ($)	Fiscal Year 2016 Bonus Payout ($)	Fiscal Year 2016 Actual Bonus Payout as a Percentage of Fiscal Year 2016 Target Bonus (%)
Douglas Valenti	437,750	89,153	20
Gregory Wong	145,000	29,531	20
Nina Bhanap	169,000	34,419	20
Peter Brooks	148,800	29,760	20
Martin J. Collins	156,000	31,771	20

Advisory Vote on Executive Compensation

We conducted our annual stockholder advisory vote on executive compensation at our 2015 annual meeting of stockholders. While this vote was not binding on the Company, we believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of the Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2015 annual meeting of stockholders, for the fifth year in a row, more than 96% of the votes cast on the advisory vote on executive compensation proposal were in favor of the Named Executive Officers’ compensation as disclosed in the 2015 proxy statement. The Compensation Committee reviewed the final vote results and, largely based on this significant level of support, determined that there were no significant stockholder concerns that would require us to make any significant changes to our executive compensation program at this time.

We have determined that our stockholders should have the opportunity to cast an advisory vote on executive compensation each year, consistent with the preference expressed by our stockholders at the 2011 annual meeting of stockholders. We expect to hold our next advisory vote on the frequency of stockholder advisory votes on executive compensation at our 2017 annual meeting of stockholders.

Compensation Governance

We maintain the following corporate governance policies to ensure executive compensation practices that support our pay-for-performance philosophy and serve to manage our compensation risks:

✔	our Compensation Committee is comprised solely of independent directors;
✔	our Compensation Committee has engaged its own independent compensation consultant to assist it with its review of executive compensation;
✔	none of our executive officers has an employment agreement;
✔	we provide “double trigger” change in control severance benefits for our senior executive officers (discussed in greater detail below) rather than “single trigger” change in control benefits;
✔	there are no special executive perquisite programs, and executive officers have the same benefit plans as all other employees;
✔	there are no tax reimbursements for our executive officers for perquisites or personal benefits;
✔	the Compensation Committee grants equity awards primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;

✔	our insider trading policy provides that directors and officers may not hold in margin accounts or pledge the Company’s shares;
✔	our insider trading policy provides that directors and officers may not engage in short sales of the Company’s shares or in derivative transactions in the Company’s shares, e.g., publicly traded options contracts, such as puts or calls; and
✔	while we do not have formal stock ownership guidelines, our Chief Executive Officer beneficially owns more than 12% of the Company’s shares, which greatly exceeds even the most robust formal stock ownership guidelines.

We currently do not have a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements, but we intend to adopt a “clawback” policy after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 2 — Compensation Philosophy, Objectives, and Design

Philosophy

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs that reward performance, teamwork, commitment, and rapid progress in order to effectively align the interests of our executive officers and stockholders. Our Compensation Committee and management are committed to this pay-for-performance philosophy in designing our compensation policies and plans.

Objectives

The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;
•	motivate and reward individuals whose skills and performance promote our continued success;
•	attract, motivate, and retain highly-talented, experienced individuals who are incentivized to achieve our strategic objectives; and
•	offer total compensation that is competitive, reasonable, and fair.

Design and Pay Mix

The compensation of our executive officers consists of the following primary components:

•	base salary;
•	performance-based annual cash bonuses;
•	long-term equity incentive compensation (both service-vesting RSUs and performance-vesting RSUs);
•	employee health and welfare benefits; and
•	change in control benefits.

Each compensation component has a role in meeting the objectives described above. While we believe we offer competitive base salaries and performance-based cash bonus opportunities, we also believe that long-term incentive compensation is a critical compensation component for Internet and other growth-oriented technology companies. We believe that equity compensation provides long-term incentives that align the interests of employees and executive officers with the long-term interests of stockholders. We carefully track equity compensation practices of competitors and other comparable companies to ensure that our policies are competitive and generally consistent with peer group dilution rates.

We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation, or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Section 3 — Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our executive officers, including the Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions, and other actions.

Our management and the Compensation Committee conduct an annual review of senior management compensation for purposes of setting executive compensation for the upcoming fiscal year. For fiscal year 2016, this review occurred at two meetings in June 2015 and July 2015. At that time, management and the Compensation Committee reviewed the information on market-based executive compensation provided by Compensia, in light of the compensation we offer, to ensure that the executive compensation program established for fiscal year 2016 is competitive, reasonable, and fair.

The Compensation Committee (together with our Chief Executive Officer with respect to performance of the other executive officers) reviews the performance of each executive officer on an annual basis, and based on this review and the factors described below, sets his or her compensation package, including salaries, bonus payouts under our Annual Incentive Plan, and the size and structure of equity awards for the upcoming fiscal year. The Compensation Committee is solely responsible for determining the compensation of our Chief Executive Officer.

The Compensation Committee expects to continue to conduct an annual review process of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the Compensation Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Role of our Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee for the compensation of all the executive officers other than himself, attends Compensation Committee meetings (except for sessions discussing and setting his compensation) and has been and is involved in the determination of compensation for our executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, target bonus amounts, and annual and long-term incentive compensation for our executive officers (other than himself). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the individual executive officer’s contribution toward these results, individual and Company-wide performance toward goal achievement, an analysis of competitive market data, input from certain other executive officers and input from our compensation consultant. Our Chief Executive Officer does not make any recommendation as to his own compensation.

The Compensation Committee reviews our Chief Executive Officer’s recommendations, the competitive market data, and other relevant information and determines each executive officer’s total compensation, as well as each of their individual compensation components. The Compensation Committee’s decisions regarding executive compensation are based on its subjective evaluation of the performance of the Company and each individual executive officer, the judgment and experience of each of its members in determining compensation, the input of the Chief Executive Officer and our compensation consultant, a review of market data as described below, and other factors, such as prevailing industry trends.

Role of Compensation Consultant

Since November 2009, the Compensation Committee has engaged Compensia as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Compensia reports directly to the Compensation Committee and does not provide any services to the Company other than the services provided to the Compensation Committee. The Compensation Committee believes that Compensia does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NASDAQ rules. Since fiscal year 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing market data based on the compensation practices of the peer group and from general industry surveys.

Competitive Market Data

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly-situated companies. Consequently, we select a group of companies that are broadly similar to the Company in terms of industry and financial comparability as a reference point for evaluating the market practices of our “peers” in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation.

For fiscal year 2016, our compensation peer group (the “Peer Group”) consisted of the following companies:

Angie’s List	IntraLinks Holdings
Chegg	LendingTree
Demand Media	LivePerson
DHI Group	Marchex
Digital River	Millennial Media
eHealth	RealNetworks
Everyday Health	Rocket Fuel
Internap	TechTarget

Each of the companies in the Peer Group met the following criteria: (1) were operating in the Internet software and services industry or in the software industry, (2) with the exception of TechTarget, had annual revenues of between $135.0 million to $550.0 million (or approximately 0.5x to 2.0x that of the Company’s revenue), and (3) had a market capitalization of between $85.0 million to $1.0 billion (or approximately 0.3x to 4.0x that of the Company’s market capitalization). In addition, all are headquartered in the United States.

We supplement the data derived from the Peer Group with broader compensation data provided by market surveys. Compensia provided compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers at Internet companies with revenues of between $100.0 million and $500.0 million in the San Francisco Bay Area to the extent the Peer Group data was not sufficient.

While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating market data is useful to understand market practice and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of market data, which varies by executive officer.

Section 4 — Compensation Components

The compensation we offer to our employees and each of our executive officers, including our Named Executive Officers, has the following major components: (a) base salaries; (b) performance-based cash bonuses; and (c) long-term equity incentive awards.

(a) Base Salaries

The initial base salaries for our executive officers, including the Named Executive Officers, are established through arm’s-length negotiation at the time of hire, taking into account each individual’s qualifications, experience and prior salary history, and prevailing market compensation for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the Internet industry based in the San Francisco Bay Area. Thereafter, the base salaries of our executive officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, an executive officer’s relative job scope and impact in the Company, individual performance history, prior and anticipated future contributions to the Company, anticipated increase in responsibilities, length of time each individual has been employed with the Company, retention incentives, prior experience and an analysis of competitive market data (including the base salary practices of the Peer Group and the survey data). The Compensation Committee may also take into account the executive officer’s current base salary, equity ownership, and internal pay equity (i.e., the amounts paid to the executive officer’s peers inside the Company for comparable positions). We also draw upon the experience of members of the Compensation Committee with other companies.

In June 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, for fiscal year 2016. The Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Compensia’s proprietary database for positions comparable to those of the executive officers at Internet companies with revenues of between $100.0 million and $500.0 million in the San Francisco Bay Area.

After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), the Compensation Committee approved increases in the base salaries of the Named Executive Officers for fiscal year 2016 as set forth below:

Named Executive Officer	Fiscal Year 2015 Annual Base Salary ($)	Fiscal Year 2016 Annual Base Salary ($)	Percent Change (%)
Douglas Valenti	525,000	540,750	3.0
Gregory Wong	287,000	307,000	7.0
Nina Bhanap	362,000	377,000	4.1
Peter Brooks	275,000	288,000	4.7
Martin J. Collins	300,000	312,000	4.0

(b) Performance-Based Cash Bonuses

We use performance-based cash bonuses under our Annual Incentive Plan to motivate our executive officers, including the Named Executive Officers, to achieve our annual financial and operational goals while making rapid and sustainable progress toward our longer-term objectives. These bonuses are designed to reward both Company and individual performance.

For fiscal year 2016, the Compensation Committee awarded cash bonuses to our executive officers according to target bonuses and criteria set by the Compensation Committee in accordance with the Annual Incentive Plan. The Compensation Committee has the discretion to reduce the amount of any actual award under the Annual Incentive Plan below the amount calculated under the terms of the Annual Incentive Plan.

Target Bonus Opportunities

Under the Annual Incentive Plan for fiscal year 2016, each Named Executive Officer’s target bonus opportunity was expressed as a total dollar amount, with individual target award opportunities ranging from 45% to 81% of base salary (as compared to target award opportunities ranging from 43% to 81% of base salary in fiscal year 2015). Target bonus opportunities were determined based on the Compensation Committee’s analysis of total cash compensation as described above, with generally higher target levels for the individuals with the most responsibility for the success of the business.

Performance Measures

For fiscal year 2016, the performance goals under the Annual Incentive Plan remained generally consistent with prior years and were based on our annual operating plan and budget. As in prior years, the performance goals were designed to be achievable yet challenging. This is demonstrated by our executive officers receiving actual performance bonuses that were below their target bonus payout opportunity for the past several years. For executive officers who are focused on particular verticals, including our Named Executive Officer Mr. Brooks, up to 25% of performance bonuses was based on Plan Revenue, 25% on Plan Adjusted EBITDA, and 50% or more on revenue of the relevant vertical. For all other executive officers, 50% of performance bonuses was based on Plan Revenue and 50% on Plan Adjusted EBITDA. While the aggregate bonus pool fully funds (at an amount equal to the aggregate 200% maximum bonus achievement) upon achievement of 80% of the Plan Revenue and 80% of the Plan Adjusted EBITDA, recommended payments under the Annual Incentive Plan, even if the individual executive’s quantitative targets are achieved, are at the CEO’s discretion, and are subject to downward adjustment by the Compensation Committee.

The Compensation Committee believes the following factors continue to be important in assessing performance bonus achievement:

•	the assessed sustainability of revenue;
•	whether the Company maintained or improved media margin targets or delivered margin dollars;
•	progress on initiatives to address challenges;
•	the development of future growth potential and diversification of our revenue streams; and
•	the individual contributions of the executive officer.
Fiscal Year 2016 Bonus Decisions

To determine actual bonus awards under the Annual Incentive Plan for fiscal year 2016, the Compensation Committee first reviewed the Company’s overall financial results for fiscal year 2016. For fiscal year 2016 it was determined that because the threshold for funding the Plan Adjusted EBITDA portion of the Annual Incentive Plan had not been met, nothing would be payable with respect to that metric under the Annual Incentive Plan. With respect to the Plan Revenue target, it was determined that the goals had been achieved at approximately 40% of target. Because Plan Revenue constituted 50% of the basis for payments under the Annual Incentive Plan, the CEO recommended that the Named Executive Officers (other than Mr. Brooks) receive only 20% of their target performance bonuses. With respect to Mr. Brooks, in consideration of the Company’s achievement of 40% of the Plan Revenue target and qualitative achievements in the Education vertical, the CEO recommended a 20% payout of Mr. Brooks’ target performance bonus. In considering the CEO’s recommendations, the Compensation Committee noted that the CEO recommendations aligned with the Company’s pay for performance philosophy, although it could increase the challenge of retaining key executives. The Compensation Committee ultimately approved the CEO-recommended amounts set forth below.

Based on these reviews and the financial results described above under the heading “Compensation Discussion and Analysis — Section 1 — Executive Summary — Pay for Performance,” the Compensation Committee approved bonus payments of 20% of the target bonus amounts for the Named Executive Officers.

The chart below shows, for the Named Executive Officers, their fiscal year 2015 bonus payouts, their fiscal year 2016 target bonus opportunities and payouts, as well as the fiscal year 2016 bonus payouts as a percent of targets and the percent change in bonus payouts from fiscal year 2015 to fiscal year 2016:

Named Executive Officer	Fiscal Year 2015 Bonus Payout ($)	Fiscal Year 2016 Target Bonus Opportunity ($)	Fiscal Year 2016 Bonus Payout ($)	Fiscal Year 2016 Bonus Payout as a % of Target (%)	% Change in Fiscal Year 2016 Bonus Compared to Fiscal Year 2015 (%)
Douglas Valenti	156,870	437,750	89,153	20	(43)
Gregory Wong	46,138	145,000	29,531	20	(36)
Nina Bhanap	56,842	169,000	34,419	20	(39)
Peter Brooks	26,760	148,800	29,760	20	11
Martin J. Collins	55,366	156,000	31,771	20	(43)

(c) Long-Term Equity Incentive Awards

We use long-term incentive awards, in the form of options to purchase shares of our common stock as well as service-vesting RSUs and performance-vesting RSUs, to attract and retain our executive officers, including the Named Executive Officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders. In July 2015, the Compensation Committee awarded service-vesting RSUs (with a one-year vesting period) and performance-vesting RSUs (with a four-year vesting period) to each of our Named Executive Officers. The service-vesting RSUs, which constituted between 17% and 32% of the value of each recipient’s total annual award, were designed in part to recognize the Company’s strong performance in the latter half of fiscal year 2015.

We use RSUs to provide a strong retention component to our equity compensation while still providing an alignment with stockholders’ interests since the value of the RSUs is determined by our stock price. We also believe that the RSUs and stock options can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company and can help create an ownership culture. The typical four-year vesting schedule for our options and performance-vesting RSUs is designed to encourage long-term employment with the Company while allowing our executive officers to realize increased compensation in line with the value they have created for our stockholders. The shorter one-year vesting of the fiscal year 2016 service-vesting RSUs was in recognition of recent strong performance in a year in which bonus payments tied to full year performance would again be below target. The Compensation Committee believes that a combination of service-based vesting and performance-based vesting provides the appropriate incentive for our Company in view of the equity awards’ direct tie to our stock price performance. In addition, for the performance-vesting RSUs, the Compensation Committee believes that the additional vesting condition that requires an increase in the Company’s stock price provides the appropriate incentive, given our executive officers’ ability to impact the Company’s performance including its stock price performance.

We grant equity awards both at the time of initial hire and then in some cases through annual additional or “refresher” awards. Since fiscal year 2013 we have granted annual refresher grants consisting in part or in whole of RSUs. In July 2015, most of the annual RSU refresher grants to employees and executive officers were in the form of performance-vesting RSUs. Our practice has been to grant “refresher” awards shortly after the end of the fiscal year, at the Compensation Committee’s first regularly scheduled meeting after the end of the fiscal year, and this practice was followed in fiscal year 2016. However, the Compensation Committee retains discretion to grant stock options or RSUs at any time, including in connection with a promotion, to reward an executive officer, for retention purposes, or for other circumstances recommended by our Chief Executive Officer. In fiscal year 2016, the Compensation Committee determined it was appropriate to award a combination of service-vesting RSUs (with a one-year vesting period) and performance-vesting RSUs (with a typical four-year vesting period). No options were awarded due to the significant holdings of unexercised stock options held by employees, including the Named Executive Officers, that in turn had limited in-the-money value at the then-current stock price.

In determining the size of the equity awards to be granted to our executive officers, including the Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other executive officers, our short-term and long-term financial and strategic objectives, an executive officer’s relative job scope, the value of his or her then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer Group), our annual equity budget, and the net aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

After reviewing a compensation analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (as to executive officers other than himself), the Compensation Committee determined the size of each executive officer’s RSU grant using the factors described above.

The service-vesting RSUs and performance-vesting RSUs granted to the Named Executive Officers in fiscal year 2016 were as follows:

Named Executive Officer	Number of Shares Subject to Service-Vesting RSU Grant (#)(1)	Grant Date Fair Value of Service-Vesting RSU Grant ($)	Number of Shares Subject to Performance- Vesting RSU Grant (#)(2)	Grant Date Fair Value of Performance- Vesting RSU Grant ($)
Douglas Valenti	23,400	144,612	84,000	429,240
Gregory Wong	6,900	42,642	40,000	204,400
Nina Bhanap	8,500	52,530	40,000	204,400
Peter Brooks	11,800	72,924	30,000	153,300
Martin J. Collins	8,300	51,294	40,000	204,400

(1)	The service-vesting RSU grants are subject to a one-year vesting period.
(2)	The performance-vesting RSU grants are subject to a typical four-year vesting period as well as a “market condition” that the Company’s stock price reach $8.25 (on a 30-trading day moving average basis). If the market condition is achieved at any time during the four-year performance period, the number of RSUs that are earned (and vested) shall be as follows: 25% of the total RSU award on the initial vesting date of August 10, 2016 and 6.25% on each quarterly anniversary of the initial vesting date over the following 12 quarters.

Section 5 — Other Compensation Information and Policies

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We believe these benefits are generally consistent with those of companies with which we compete for executive talent.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we currently do not provide perquisites to our executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We do not have any employment agreements with any of our executive officers, including the Named Executive Officers.

Post-Employment Compensation

Previously, our Compensation Committee had approved equity award agreements providing for “double-trigger” partial (25%) acceleration of equity awards for senior management for qualifying terminations following the change in control of the Company, as part of its consideration of the importance of equity compensation in our executive compensation program. In August 2016, the Compensation Committee approved change in control severance agreements for each of our Named Executive Officers to provide further “double-trigger” change in control severance benefits, including full (100%) acceleration of equity awards. These agreements were approved as a result of the Compensation Committee’s ongoing review of market practices for compensatory matters and recommendations by the Compensation Committee’s compensation consultant Compensia. For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the Named Executive Officers. As of August 31, 2016, our Chief Executive Officer beneficially owned approximately 12.3% of our outstanding common stock. From time to time, our Compensation Committee conducts a review of current ownership levels of our executive officers, and based on the substantial level of holdings by our Chief Executive Officer, together with the equity interests of our other executive officers. The Compensation Committee has determined that minimum stock ownership requirements are not necessary at this time to align the interests of our executive officers with that of our stockholders.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

We have a policy that prohibits our employees, executive officers, directors, contractors, and consultants, as well as family members of such persons, from engaging in short sales, hedging transactions such as in put or call options, or other inherently speculative transactions with respect to our equity securities or from holding our equity securities in margin accounts or pledging our equity securities as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1.0 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1.0 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing our executive and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate our executive officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to exercise its judgment to award compensation to our executive officers that may be subject to the deduction limit when it believes that such compensation is appropriate, consistent with its compensation philosophy and in the Company’s and our stockholders’ best interests.

Generally, the Compensation Committee seeks to structure our incentive-based compensation to be deductible. Nevertheless, there can be no assurance that our incentive-based compensation will be treated as qualified “performance-based compensation” under Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation-Related Risk

From time to time, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans. For fiscal years 2014, 2015, and 2016, the Compensation Committee requested that Compensia, our compensation consultant, assisted by our management, undertake a comprehensive review of the material compensation plans and programs for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material plans and programs operate within the Company’s governance and review structure that serves and supports risk mitigation.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with the management of QuinStreet, and, based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2016 annual meeting of stockholders for filing with the SEC.

Members of the Compensation Committee of the Board of Directors of QuinStreet, Inc. John G. McDonald (Chair) Robin Josephs Gregory Sands

Summary Compensation Table

The following table sets forth information regarding the compensation for the last three completed fiscal years, paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, our other three most highly-compensated executive officers. We collectively refer to such executive officers as our “Named Executive Officers” for fiscal year 2016.

Name and Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total Compensation ($)
Douglas Valenti Chairman and Chief Executive Officer	2016	540,750	573,852(4)	—	89,153	1,203,755
	2015	525,000	1,578,000	—	156,870	2,259,870
	2014	525,000	525,250	432,410	99,875	1,582,535
Gregory Wong Chief Financial Officer and Senior Vice President	2016	307,000	247,042(4)	—	29,531	583,573
	2015	287,000	526,000	—	46,138	859,138
	2014	262,771	189,625	154,560	21,378	628,334
Nina Bhanap Chief Technology Officer and President, Product and Technology	2016	377,000	256,930(4)	—	34,419	668,349
	2015	362,000	789,000	—	56,842	1,207,842
	2014	362,000	358,125	294,825	36,190	1,051,140
Peter Brooks Senior Vice President	2016	288,000	226,224(4)	—	29,760	543,984
	2015	275,000	263,000	—	26,760	564,760
Martin J. Collins(3) General Counsel, Senior Vice President and Chief Compliance Officer	2016	312,000	255,694(4)	—	31,771	599,465
	2015	300,000	105,200	—	55,366	460,566
	2014	75,000	297,000	358,080	8,813	738,893

(1)	The amounts reported in this column represent the aggregate grant date fair value for service-vesting and performance-vesting RSUs and option awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2016, filed with the SEC on August 19, 2016.
(2)	The amounts reported in this column are performance-based cash bonuses under our annual incentive plans in respect of performance for fiscal years 2014, 2015, and 2016. See the discussion in the “Compensation Discussion and Analysis” above.
(3)	Mr. Collins joined the Company in April 2014, and accordingly, his salary and bonus for fiscal year 2014 were pro-rated.
(4)	Represents the combined value of service-vesting and performance-vesting RSU grants.

Grant of Plan-Based Awards

The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2016. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Douglas Valenti	—	—	437,750	875,500	—	—
	July 25, 2015	—	—	—	84,000(5)	429,240
	July 25, 2015	—	—	—	23,400	144,612
Gregory Wong	—	—	145,000	290,000	—	—
	July 25, 2015	—	—	—	40,000(5)	204,400
	July 25, 2015	—	—	—	6,900	42,642
Nina Bhanap	—	—	169,000	338,000	—	—
	July 25, 2015	—	—	—	40,000(5)	204,400
	July 25, 2015	—	—	—	8,500	52,530
Peter Brooks	—	—	148,800	297,600	—	—
	July 25, 2015	—	—	—	30,000(5)	153,300
	July 25, 2015	—	—	—	11,800	72,924
Martin J. Collins	—	—	156,000	312,000	—	—
	July 25, 2015	—	—	—	40,000(5)	204,400
	July 25, 2015	—	—	—	8,300	51,294

(1)	This column represents the threshold bonus payout corresponding with 0% achievement of each executive officer’s performance targets under our Annual Incentive Plan for fiscal year 2016.
(2)	This column represents the target bonus payout corresponding with 100% achievement of each executive officer’s performance targets under our Annual Incentive Plan for fiscal year 2016. The bonus plans provided for possible target bonus payouts ranging from 45% to 81% of the base salaries of our Named Executive Officers. Payout of the bonuses was dependent on achievement against our Plan Revenue and Plan Adjusted EBITDA and the individual executive officers’ achievement against that plan and against other strategic objectives, as further described in “Compensation Discussion and Analysis.” The actual bonus payments for fiscal year 2016 are set forth in the “Summary Compensation Table” above.
(3)	This column represents the maximum bonus payout corresponding with 200% achievement of each executive officer’s performance targets under our Annual Incentive Plan for fiscal year 2016.
(4)	The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.
(5)	These grants are subject to performance vesting based on our stock price, in addition to four-year time vesting, as further described in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2016.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Douglas Valenti	July 25, 2015	—	—	—	—	84,000(4)	298,200
	July 25, 2015	—	—	—	—	23,400	83,070
	August 6, 2014	—	—	—	—	31,219(5)	110,828
	August 6, 2014	—	—	—	—	84,375	299,531
	July 25, 2013	—	—	—	—	17,188	61,017
	July 25, 2013	80,208	29,792	9.55	July 24, 2020	—	—
	April 30, 2010	85,095	—	16.89	April 29, 2017	—	—
	August 7, 2009	87,705	—	9.91	August 6, 2016	—	—
	January 31, 2007	165,000	—	10.34	January 30, 2017	—	—
Gregory Wong	July 25, 2015	—	—	—	—	40,000(4)	142,000
	July 25, 2015	—	—	—	—	6,900	24,495
	August 6, 2014	—	—	—	—	56,250	199,688
	September 18, 2013	—	—	—	—	4,688	16,642
	September 18, 2013	17,187	7,813	9.44	September 17, 2020	—	—
	July 25, 2013	—	—	—	—	2,344	8,321
	July 25, 2013	10,937	4,063	9.55	July 24, 2020	—	—
	January 28, 2013	—	—	—	—	2,813	9,986
	January 28, 2013	17,083	2,917	5.79	January 27, 2020	—	—
	July 27, 2012	—	—	—	—	938	3,330
	July 27, 2012	29,375	625	9.64	July 26, 2019	—	—
	August 4, 2011	25,000	—	11.67	August 3, 2018	—	—
	August 7, 2009	5,000	—	9.01	August 6, 2016	—	—
Nina Bhanap	July 25, 2015	—	—	—	—	40,000(4)	142,000
	July 25, 2015	—	—	—	—	8,500	30,175
	August 6, 2014	—	—	—	—	84,375	299,531
	July 25, 2013	—	—	—	—	11,719	41,602
	July 25, 2013	54,687	20,313	9.55	July 24, 2020	—	—
	July 27, 2012	—	—	—	—	4,688	16,642
	August 4, 2011	65,000	—	11.67	August 3, 2018	—	—
	November 17, 2009	50,000	—	19.00	November 16, 2016	—	—
	August 7, 2009	100,000	—	9.01	August 6, 2016	—	—
	December 1, 2006	25,000	—	9.40	November 30, 2016	—	—
Peter Brooks	July 25, 2015	—	—	—	—	30,000(4)	106,500
	July 25, 2015	—	—	—	—	11,800	41,890
	August 6, 2014	—	—	—	—	28,125	99,844
	July 25, 2013	—	—	—	—	11,719	41,602
	July 25, 2013	54,687	20,313	9.55	July 24, 2020	—	—
	July 27, 2012	—	—	—	—	1,563	5,549
	July 27, 2012	48,958	1,042	9.64	July 26, 2019	—	—
	August 4, 2011	35,000	—	11.67	August 3, 2018	—	—
	November 17, 2009	20,000	—	19.00	November 16, 2016	—	—
	August 7, 2009	50,000	—	9.01	August 6, 2016	—	—
	December 1, 2006	20,000	—	9.40	November 30, 2016	—	—
Martin J. Collins	July 25, 2015	—	—	—	—	40,000(4)	142,000
	July 25, 2015	—	—	—	—	8,300	29,465
	August 6, 2014	—	—	—	—	11,250	39,938
	April 25, 2014	—	—	—	—	25,000	88,750
	April 25, 2014	81,250	68,750	5.94	April 24, 2021	—	—

(1)	Each stock option granted to our executive officers vests over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter. In addition, 25% of the unvested shares subject to such options will vest if the employment of the executive officer is terminated without cause following a change in control of the Company.
(2)	The service-vesting RSUs vest over four years as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. See footnote 4 to this table below for the performance-vesting RSUs vesting period. In addition, 25% of the unvested RSUs will vest if the employment of the executive officer is terminated without cause following a change in control of the Company.
(3)	The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable Named Executive Officer by the closing price of our common stock on June 30, 2016, the last trading day of fiscal year 2016, which was $3.55.
(4)	This performance-vesting RSU grant is subject to the achievement of a target stock price of $8.25 on a 30-trading day moving average basis (the “market condition”). If the market condition is achieved at any time before August 10, 2019, the number of performance-vesting RSUs that have time-vested through that date will be released and the remainder will vest quarterly through August 10, 2019. For example, if the market condition is achieved within one and a half years after grant, the number of shares released will equal 25% that was due on the one-year anniversary plus two quarters of the remaining 75% of performance-vesting RSUs, with the remainder continuing to vest quarterly. As of June 30, 2016, the market condition for outstanding performance-vesting RSUs had not been satisfied.
(5)	In fiscal year 2015, the Compensation Committee awarded Mr. Valenti a target of 150,000 performance shares. In accordance with the terms of Mr. Valenti’s performance shares, for the performance period ending on June 30, 2015, the Compensation Committee determined that Mr. Valenti had earned 55,500 of the total target 150,000 performance shares awarded. One-fourth of such earned performance shares were vested and released following the determination date, and the remainder is vesting quarterly thereafter over three years.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table presents information on the vesting of stock awards held by, the Named Executive Officers during fiscal year 2016. There were no option exercises during fiscal year 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Valenti	103,656	504,448
Gregory Wong	56,250	267,375
Nina Bhanap	93,750	441,608
Peter Brooks	37,500	174,233
Martin J. Collins	21,250	96,725

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

Double Trigger Severance Benefits

In August 2016, the Compensation Committee and the Board approved change in control severance agreements for each of our Named Executive Officers to provide further “double-trigger” change in control severance benefits. Under the change in control severance agreements, if the executive officer is terminated without cause, or resigns due to certain adverse changes in his or her job or compensation, within 3 months before or within 12 months following a change of control, the officer will be eligible to receive severance benefits consisting of a cash payment equivalent to 12 months of salary, target bonus and health benefits, as well as full vesting of outstanding equity awards, subject to the officer signing a general release. The agreements do not include any golden parachute excise tax gross-up provisions.

As of June 30, 2016, our equity award grants provided for 25% “double-trigger” vesting. The following table sets forth quantitative estimates of the benefits that would have been received as of June 30, 2016 by the Named Executive Officers for their outstanding stock options and RSUs if, within six months following a change in control of the Company, their employment had been terminated by the Company without cause or they had resigned for good reason (which includes actions by the Company to materially reduce the executive officer’s duties, salary or benefits or relocate his or her business office to more than 50 miles away). These estimates assume the change in control transaction and termination of employment both occurred on June 30, 2016 and, as provided in their agreements, the vesting of their outstanding stock options and RSUs had been accelerated as to 25% of the unvested shares of our common stock covered by such agreements.

Named Executive Officer	Value of Stock Award Acceleration Benefit ($)(1)	Value of Option Award Acceleration Benefit ($)(2)
Douglas Valenti	138,612	—
Gregory Wong	65,616	—
Nina Bhanap	96,988	—
Peter Brooks	47,221	—
Martin J. Collins	39,538	—

(1)	The aggregate dollar value reported in connection with the acceleration of the outstanding RSUs represents the aggregate fair market value of our common stock underlying the accelerated RSUs as of June 30, 2016, multiplied by the number of the accelerated RSUs. This does not include the fiscal year 2016 performance-vesting RSU grants because as of June 30, 2016, the market condition for outstanding performance-vesting RSUs of our Named Executive Officers had not been satisfied.
(2)	None of the stock options subject to acceleration were “in-the-money” as of June 30, 2016.

Equity Compensation Plan Information

The following table provides information as of June 30, 2016 with respect to shares of our common stock issuable under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	7,224,759	9.78	14,023,327(2)
Equity compensation plans not approved by security holders	—	—	—
Total	7,224,759	9.78	14,023,327

(1)	The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.
(2)	The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2017, which proposal is designated as Proposal No. 2.

PwC served as QuinStreet’s independent registered public accounting firm for fiscal years 2015 and 2016. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2016 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2017. See “Audit Committee Report” below.

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2016 and 2015.

	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees	1,377,700	1,428,150
Audit-Related Fees	25,000	—
Tax Fees	200,949	222,400
All Other Fees	1,800	1,800
Total	1,605,449	1,652,350

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns, and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of subscription service fees for use of accounting research software.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by PwC. We review whether the provision of such services by PwC would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:

•	QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;
•	reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and
•	QuinStreet’s legal, regulatory, and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management, and any internal auditors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization, or environment.

The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreet’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.

The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2016, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. The Audit Committee reviewed and discussed with management and with its independent registered public accounting firm the audited consolidated financial statements in QuinStreet’s Form 10-K for fiscal year 2016. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with the NASDAQ Stock Market corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from QuinStreet.

The Audit Committee discussed with PwC matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees” issued by the PCAOB.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.

Members of the Audit Committee of the Board of Directors of QuinStreet, Inc. Stuart M. Huizinga (Chair) Robin Josephs John G. McDonald Marjorie T. Sennett

PROPOSAL 3:

APPROVAL OF FISCAL YEAR 2016 COMPENSATION AWARDED TO
NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2016 compensation awarded to our Named Executive Officers, which proposal is designated as Proposal No. 3.

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers for fiscal year 2016. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on QuinStreet, our Compensation Committee, or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2017 and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the “Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation awarded to our Named Executive Officers for fiscal year 2016, as disclosed under SEC rules, including the “Compensation Discussion and Analysis,” the compensation tables, and related narrative disclosures in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials (the “Notice”), and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our Notice, and if applicable, our proxy materials. A single Notice, and if applicable, a single copy of our proxy materials, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice (or proxy materials), you may (1) notify your broker, (2) direct your written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice (and if applicable, the proxy materials) to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for fiscal year 2016 (including our Form 10-K filed with the SEC, the consolidated financial statements audited by PwC, our independent registered public accounting firm, and their report thereon dated August 19, 2016) will be mailed to all stockholders who have requested a printed copy of our proxy materials, and will also be sent to any stockholder without charge upon written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404. Our annual report on Form 10-K, along with this proxy statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/annual-proxy.cfm. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If no other matter is properly brought before the meeting for action by stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2017 annual meeting of stockholders may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 15, 2017.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2017, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary between June 30, 2017 and July 30, 2017. However, if our 2017 annual meeting of stockholders is advanced or delayed by more than 30 days from October 28, 2017 (the anniversary date of the prior year’s annual meeting of stockholders), a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to our 2017 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2017 annual meeting of stockholders.

By order of the Board of Directors, /s/ Douglas Valenti Douglas Valenti Chief Executive Officer

September 12, 2016
Foster City, California

QuinStreet

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM E.T., on October 27, 2016.

Vote by Internet

- Go to **www.investorvote.com/QNST**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS.

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Stuart M. Huizinga	☐	☐	02 - David Pauldine	☐	☐	03 - James Simons	☐	☐

+

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as QuinStreet, Inc.'s independent registered public accounting firm for the fiscal year ending June 30, 2017.	☐	☐	☐
3. Approval, by advisory vote, of the compensation of QuinStreet, Inc.'s named executive officers as disclosed in the proxy statement.	☐	☐	☐

NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2016 annual meeting of stockholders and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

02FB3A

Directions to QuinStreet, Inc.'s Annual Meeting of Stockholders

FROM SAN JOSE:
Take 101 northbound.
Take the Hillsdale Blvd exit.
Make a right onto Hillsdale Blvd.
Make a left onto Edgewater Blvd.
Make a right onto Metro Center Blvd.
Make a right onto Vintage Park Dr.
Make a right onto Tower Ln.
Make a left onto W Parkway Ln.
Enter Metro Tower parking lot.

FROM SAN FRANCISCO:
Take 101 southbound.
Take the Fashion Island Blvd exit toward Hayward.
Make a left onto Fashion Island Blvd.
Make a right onto Mariners Island Blvd.
Continue onto Edgewater Blvd.
Make a left onto Metro Center Blvd.
Make a right onto Vintage Park Dr.
Make a right onto Tower Ln.
Make a left onto W Parkway Ln.
Enter Metro Tower parking lot.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

QUINSTREET

Proxy — QuinStreet, Inc.

2016 Annual Meeting of Stockholders — October 28, 2016

You hereby appoint Douglas Valenti and Gregory Wong, each with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorize them to represent and vote, as provided on the other side, all your shares of QuinStreet, Inc. Common Stock which you are entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2016 Annual Meeting of Stockholders of QuinStreet, Inc. to be held October 28, 2016 or at any adjournment or postponement thereof, with all powers which you would possess if present at the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)